EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, as it may be amended, of our independent auditors’ report dated June 21, 2018 related to the financial statements of Gab AI Inc. as of December 31, 2017 and 2016 and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2017 and the period from Inception (September 9, 2016) to December 31, 2016, and the related notes to the financial statements.

Very truly yours,

/s/ dbbmckennon
Newport Beach, California
June 21, 2018